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Investors:

Progenics Pharmaceuticals, Inc.
Richard W. Krawiec, Ph.D.
Vice President, Corporate Affairs
(914) 789-2814
rkrawiec@progenics.com

Dory A. Lombardo
Senior Manager, Corporate Affairs
(914) 789-2818
dlombardo@progenics.com

Media: WeissComm Partners Aline Schimmel (312) 646-6295 aschimmel@wcpglobal.com
PROGENICS SELECTS SMALL-MOLECULE HEPATITIS C
DRUG CANDIDATE FOR CLINICAL DEVELOPMENT

San Francisco, CA and Tarrytown, NY – November 4, 2008 – Progenics Pharmaceuticals, Inc. (Nasdaq: PGNX) today announced the selection of a proprietary small-molecule drug candidate, designated PRO 206, for clinical development as a treatment of hepatitis C virus (HCV) infection.  Pre-clinical results supporting the development of PRO 206 were presented today at the annual meeting of the American Association for the Study of Liver Diseases (AASLD) in San Francisco. PRO 206 is an orally available viral-entry inhibitor, designed to prevent HCV from entering and infecting healthy liver cells.

PRO 206 represents an innovative treatment strategy as it specifically blocks the hepatitis C virus. HCV currently is treated with interferon in combination with ribavirin, non-specific antiviral agents that are associated with significant side effects and failure rates.  Targeted antiviral agents are widely viewed to be a promising approach to improving treatment of HCV infection.

 “The development of specifically targeted antiviral therapy for HCV (STAT-C) has the potential to transform treatment of this disease,” said Ira M. Jacobson, M.D., Chief of the Division of Gastroenterology and Hepatology and Medical Director of the Center for the Study of Hepatitis C at the Joan and Sanford I. Weill Medical College of Cornell University.  “Inhibiting viral entry is a proven approach for treating other viral diseases, and I look forward to seeing this strategy explored in HCV infection.”

PRO 206: Summary of results

PRO 206 belongs to a class of novel small-molecule drug candidates that were discovered and developed by Progenics scientists as potent and selective inhibitors of HCV entry. The results of laboratory and animal studies of PRO 206 were described in a poster presentation at AASLD.  In each of two well-established in vitro models of HCV entry and replication, PRO 206 demonstrated potent inhibitory activity at concentrations that had no measurable effect on cell viability or entry of unrelated viruses.  PRO 206 also demonstrated high oral bioavailability and a prolonged pharmacokinetic half-life in animals. The antiviral and pharmacokinetic properties observed for PRO 206 suggest the potential for once-daily dosing in humans.  A copy of the AASLD poster can be accessed via the following link:  http://www.progenics.com/sci_cal.cfm.

“PRO 206 was discovered at Progenics and reflects the outstanding efforts of our discovery scientists,” said William C. Olson, Ph.D., Senior Vice President, Research and Development, Progenics Pharmaceuticals, Inc.  “Our HCV entry program leverages our expertise in the discovery and development of HIV entry inhibitors such as PRO 140, which is currently in phase 2 clinical trials.  We look forward to completing the IND-enabling studies in 2009 in preparation for phase 1 clinical trials.”

About Hepatitis C Infection

HCV is a major cause of acute hepatitis and chronic liver disease, including cirrhosis and liver cancer. Globally, an estimated 170 million persons are chronically infected with HCV. The U.S. Centers for Disease Control and Prevention (CDC) estimates that approximately 4.1 million persons in the United States are infected with HCV and 3.2 million of these people are chronic carriers, making it the most common, chronic blood-borne infection in the United States.  HCV is the leading cause of liver transplantation and causes approximately 8,000 to 10,000 deaths each year in the United States.

(PGNX-C)

About the Company

Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Principal programs are directed toward gastroenterology, virology—including human immunodeficiency virus (HIV) and hepatitis C virus (HCV) infections—and oncology. Progenics, in collaboration with Wyeth, is developing RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced side effects. Wyeth has worldwide rights to develop and commercialize all forms of RELISTOR, except in Japan where Progenics has granted Ono Pharmaceutical Co., Ltd. an exclusive license to the subcutaneous form or RELISTOR, for development and commercialization in this country. In the U.S., RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of opioid-induced constipation (OIC) in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. In Canada, RELISTOR (methylnaltrexone bromide injection) for subcutaneous use is indicated for the treatment of OIC in patients with advanced illness receiving palliative care. In European member states and Iceland, Norway and Liechtenstein, RELISTOR (methylnaltrexone bromide) subcutaneous injection is indicated for the treatment of OIC in patients with advanced illness who are receiving palliative care, when response to the usual laxative therapy has not been sufficient. Marketing applications are pending for RELISTOR in Australia and other countries. In the area of virology, Progenics is developing the HIV entry inhibitor PRO 140, a humanized monoclonal antibody targeting the entry co-receptor CCR5, which is in phase 2 clinical testing. A novel HCV entry inhibitor, PRO 206, has been selected for clinical development and is currently undergoing IND-enabling studies. In the area of oncology, the Company is conducting a phase 1 clinical trial of a human monoclonal antibody-drug conjugate (ADC) for the treatment of prostate cancer—a selectively targeted cytotoxic antibody directed against prostate-specific membrane antigen (PSMA). PSMA is a protein found on the surface of prostate cancer cells as well as in blood vessels supplying other solid tumors. Progenics is also developing vaccines designed to treat prostate cancer by stimulating an immune response to PSMA.

DISCLOSURE NOTICE:

This document contains statements that do not relate strictly to historical fact, any of which may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When we use the words “anticipates,” “plans,” “expects” and similar expressions, we are identifying forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. While it is impossible to identify or predict all such matters, this may result from, among other things, the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products and product candidates, including the risks that clinical trials will not commence or proceed as planned; products appearing promising in early trials will not demonstrate efficacy or safety in larger-scale trials; clinical trial data on our products and product candidates will be unfavorable; our products will not receive marketing approval from regulators or, if approved, do not gain sufficient market acceptance to justify development and commercialization costs; we, our collaborators or others might identify side effects after the product is on the market; or efficacy or safety concerns regarding marketed products, whether or not originating from subsequent testing or other activities by us, governmental regulators, other entities or organizations or otherwise, and whether or not scientifically justified, may lead to product recalls, withdrawals of marketing approval, reformulation of the product, additional pre-clinical testing or clinical trials, changes in labeling of the product, the need for additional marketing applications, declining sales or other adverse events.

We are also subject to risks and uncertainties associated with the actions of our corporate, academic and other collaborators and government regulatory agencies; potential product liability; intellectual property, litigation, environmental and other risks; the risk that licenses to intellectual property may be terminated for our failure to satisfy performance milestones; the risk of difficulties in, and regulatory compliance relating to, manufacturing products; and the uncertainty of our future profitability.

Risks and uncertainties also include general economic conditions, including interest and currency exchange rate fluctuations and the availability of capital; changes in generally accepted accounting principles; the impact of legislation and regulatory compliance; the highly regulated nature of our business, including government cost-containment initiatives and restrictions on third-party payments for our products; trade buying patterns; the competitive climate of our industry; and other factors set forth in our Annual Report on Form 10-K and other reports filed with the U.S. Securities and Exchange Commission. In particular, we cannot assure you that our lead product, RELISTOR ™ , will be commercially successful or be approved in the future in other formulations, indications or jurisdictions, or that any of our other programs will result in a commercial product.

We do not have a policy of updating or revising forward-looking statements and assume no obligation to update any statements as a result of new information or future events or developments. Thus, it should not be assumed that our silence over time means that actual events are bearing out as expressed or implied in forward-looking statements.

Editors Note:

For more information about Progenics Pharmaceuticals, Inc., please visit www.progenics.com.